                                 EXHIBIT 10.50

August 16, 1993


Mr. William J. Schereck, Jr.
206 Whispering Pine Drive
West Chester, PA 19380

Dear Bill:

     This Agreement will confirm that QVC Network, Inc. ('QVC' or the 'Corporation') hereby employs William J. Schereck, Jr. (hereinafter 'Schereck' or 'you') and Schereck agrees to be employed by QVC on the following terms and conditions for a term commencing on July 2, 1993 and ending on the third succeeding anniversary date (the 'Term'), unless earlier terminated as set forth below.

     1. Employment, Duties and Responsibilities. You are engaged hereunder as Executive Vice President -- Broadcast Operations and Engineering and you agree to perform the duties and services incident to that position, or such other or further duties and services as may be required by the Corporation. You shall devote your full business time, attention, energies and best efforts to the performance of your duties hereunder and to the promotion of the business and interests of the Corporation.

     2. Compensation. As the sole compensation for your employment by QVC, the following shall apply:

          a. Base Salary. You shall be paid a base salary (the 'Base Salary') at the rate of Two Hundred Thousand Dollars ($200,000) per annum for the first year of the Term, which shall be increased each year of the Term, commencing as of the beginning of the second year of the Term, by an amount equal to the percentage increase in the 'Consumer Price Index' (as hereafter defined). Such increase adjustment shall be accomplished by multiplying the Base Salary by a fraction, the numerator of which shall be the Consumer Price Index figure published most recently prior to the first calendar month of the respective year for which the increase adjustment is to be made, and the denominator of which shall be the Consumer Price Index figure published most recently prior to the calendar month in which the Term commences. 'Consumer Price Index' shall mean the Consumer Price Index for All Urban Consumers, Philadelphia, PA -- NJ, All Items (1982-84=100) published by the Bureau of Labor Statistics of the United States Department of Labor, provided that if such Index is no longer published at regular periods, then any similar reports released by any other bureau, department or agency of the United States government, at regular periods, for substantially similar purposes shall be used. The Base Salary shall be paid in accordance with the regular payroll practices of QVC.

          b. Bonus. You shall be eligible to receive a bonus, which may be paid to you at the sole discretion of the Corporation.

          c. Stock Options. You shall be eligible to receive stock options, which may be granted to you at the sole discretion of the Corporation.

          d. Benefits. You shall be eligible to participate in such life, health and disability insurance, pension, 401-k and other benefit plans to the same extent as officers of QVC.


          e. Relocation. You shall be eligible to receive relocation reimbursement in accordance with the provisions of Exhibit A attached hereto.

          f. Car Allowance. You shall receive a car allowance to the same extent as Executive Vice Presidents of the Corporation.

     3. Termination. This Agreement may be terminated at any time prior to the end of the Term:

          a. By the Corporation on your death or disability. A disability shall be a physical or mental condition that prevents you from performing your duties for at least ninety (90) consecutive days (or for one hundred and eighty (180) days within any 365-day period).

          b. By the Corporation for Cause. 'Cause' shall be (i) your willful failure to substantially perform your duties hereunder, (ii) fraud, embezzlement or other serious misconduct by you against the Corporation or its affiliates, and (iii) your conviction of a felony.

     4. Rights Upon Termination.

     a. Termination for Death or Disability. Upon a termination for your death or disability, QVC will pay you accrued but unpaid Base Salary.

     b. Termination for Cause. Upon a termination for Cause, QVC will pay you accrued but unpaid Base Salary.

     c. Termination Without Cause. Upon a termination by QVC without Cause, QVC will pay you (i) unpaid Base Salary for the remaining Term, and (ii) the benefits set forth in Section 2.d. hereof for the remaining Term.

     5. Restrictions.

     a. (i) During the Term, Schereck shall not, gratuitously or otherwise, perform any work for, or render services to, any individual, firm or company other than the Corporation, unless approved in advance in writing by the Corporation.

     (ii) Schereck shall not, except (a) as required by law, or (b) in the proper performance of his obligations hereunder, disclose to any person, firm, corporation, association or other entity (each a 'Person'), any Non-Public Information (as defined below) for any reason or purpose whatsoever, nor shall Schereck make use of any of such Non-Public Information for his own purpose or for the benefit of any Person, except the Corporation or its subsidiaries or affiliates. For purposes of this Agreement, the term 'Non-Public Information' shall mean the existence of this Agreement and the terms and conditions of this Agreement or any information relating to the Corporation or any of its subsidiaries or affiliates, their clients, customers, or business contacts or the business conducted by them or proposed to be conducted by them that Schereck may acquire or has acquired by reason of his association with the Corporation or any of its subsidiaries or affiliates, except for (x) information which is in the public domain at the time of receipt hereof by Schereck, (y) information which, after receipt thereof by Schereck, becomes part of the public domain through no improper act or omission of Schereck, and (z) information which was lawfully within Schereck's possession prior to the initial commencement of Schereck' association with the Corporation or any of its subsidiaries or affiliates.

     (iii) In consideration of Schereck's employment by Corporation, Schereck agrees as follows: During the Restricted Period (as defined below), Schereck shall not, without the prior written authorization of Corporation, directly or indirectly, engage in any activities which are or could be construed to be competitive with Corporation, nor shall Schereck render services or participate in any manner or engage in any manner of business within the United States and elsewhere where Corporation or any of its affiliated entities conducts its business, on Schereck's own behalf, or for or on behalf of any person, form or entity whose business involves or is related to the direct response marketing or solicitation of the sale of goods or services by cable television, television, radio or other broadcast media, whether such services are rendered or such solicitation is made as a principal, partner, officer, director, agent, employee, representative, consultant, independent contractor or otherwise.
For purposes of this Agreement, the term 'Restricted Period' shall mean the one (1) year period of time after the termination of Schereck's employment with Corporation, for any reason whatsoever.

     b. The Corporation and Schereck agree that Schereck's obligations under this paragraph 5 are of a special and unique character which gives them a peculiar value, and the Corporation cannot be reasonably or adequately compensated in damages in an action at law in the event Schereck breaches such obligations. Schereck, therefore expressly agrees that, in addition to any other rights or remedies which the Corporation may possess, the Corporation shall be entitled to injunctive relief and other equitable relief to prevent a breach of this paragraph 5 by Schereck, including but not limited to a temporary restraining order or preliminary injunction from any court of competent jurisdiction restraining any threatened or actual violation. Schereck hereby consents to the entry of such an order and injunctive relief and waives the making of a bond as a condition for obtaining such relief. Such rights shall be cumulative and in addition to any other legal or equitable rights and remedies the Corporation may have.

     c. This paragraph 5 shall survive the expiration or termination of this Agreement.

     6. Prior Employment. Schereck warrants and represents that he has the full and complete ability to enter into this Agreement and he is not subject to any restrictions on his employment which would impair his ability to perform the services hereunder.

     7. Reimbursement of Expenses. The Corporation shall reimburse Schereck for all reasonable and necessary out-of-pocket expenses actually incurred by Schereck in the performance of his duties hereunder, including, without limitation, expenses for travel and other miscellaneous business expenses; provided, however, that Schereck shall submit to the Corporation written itemized expense reports and such additional substantiation and justification as the Corporation may reasonably request.

     8. Severability. Should any portion of this Agreement be held to be void, invalid or unenforceable, such decision shall not affect the validity or enforceability of the remainder of the Agreement, and the remaining provisions herein shall be effective as though such invalid or unenforceable provision had not been included herein. If such invalidity or unenforceability is caused by the length of any period of time, the geographic scope of any provision, or the breadth of activities covered by any provision, then the period of time, geographic scope or breadth of activities, or all of them, shall be reduced to the extent necessary to cure such invalidity or unenforceability. Paragraph 5.a.(iii) of this Agreement shall be construed and enforced to the maximum extent permitted by law.

     9. Benefit of Agreement; Assignment; Beneficiary. This Agreement shall inure to the benefit of and be binding upon Corporation and its successors and assigns. This Agreement shall also inure to the benefit of, and be enforceable by, Schereck and Schereck's personal or legal representatives, executors, administrators, successors, heirs, distributors, devisees and legatees. Neither this Agreement nor any rights or interests herein or created hereby may be assigned or otherwise transferred voluntarily or involuntarily by Schereck.

     10. Notices. Any notice required or permitted hereunder shall be in writing and addressed (a) to Corporation, at its principal office, with a copy to QVC Network, Inc., attn: General Counsel, Goshen Corporate Park, West Chester, Pennsylvania 19380; and (b) to Schereck, at his then principal residence identified in Corporation's records.

     11. Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties and supersedes any and all prior agreements and understandings, whether written or oral, between the parties with respect to Schereck's employment; except that the parties acknowledge that Schereck executed, on May 25, 1993, the QVC Network, Inc. and Subsidiaries Employee Agreement. This Agreement may not be changed or modified except by an instrument in writing signed by both parties hereto.

     12. Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

     13. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

     14. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

     15. Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or give full notice thereof.

     Please sign below to evidence your acceptance of the terms of this letter agreement and that you intend to be legally bound by its terms.

                                          Very truly yours,

                                          QVC NETWORK, INC.

                                          By: __________________________________

                                          Printed Name: ________________________

                                          Title: _______________________________

                                          ACCEPTED AND AGREED this
                                          __ day of ___________, 1993:

                                          ______________________________________
                                          William J. Schereck, Jr.
                                       4